Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 1, 2013 with respect to the consolidated financial statements of Sequential Brand Group, Inc. (formerly People’s Liberation, Inc.) included in the Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this Registration Statement on Form S-4 for Singer Madeline Holdings, Inc., as amended. We consent to the incorporation by reference of the aforementioned report in this Amendment No. 1 to the Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

New York, New York

September 28, 2015